As filed with the Securities and Exchange Commission on June 22, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Permianville Royalty Trust (Exact name of co-registrant as specified in its charter)	COERT Holdings 1 LLC (Exact name of co-registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	Delaware (State or other jurisdiction of incorporation or organization)
45-6259461 (I.R.S. Employer Identification Number)	38-4016186 (I.R.S. Employer Identification Number)

The Bank of New York Mellon Trust Company,
N.A., Trustee
601 Travis Street, 16th Floor
Houston, Texas
(512) 236-6555
(Address, including zip code, and telephone number,
including area code, of co-registrant’s principal
executive offices)

COERT Holdings 1 LLC
20 Horseneck Lane
Greenwich, Connecticut 06830
(203) 340-7850
(Address, including zip code, and telephone number,
including area code, of co-registrant’s principal
executive offices)

Sarah Newell
The Bank of New York Mellon Trust Company,
N.A., Trustee
601 Travis Street, 16th Floor
Houston, Texas
512-236-6555
(Name, address, including zip code, and telephone
number, including area code, of agent for service)
Matthew Rymer 20 Horseneck Lane Greenwich, Connecticut 06830 (203) 340-7850 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Julian J. Seiguer, P.C. Kirkland & Ellis LLP 609 Main St., Suite #4700 Houston, Texas 77002 (713) 546-5400	Troy L. Harder Bracewell LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002 (713) 223-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The co-registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the co-registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to Completion dated June 22, 2022
PRELIMINARY PROSPECTUS
8,600,000 Trust Units

All of the Trust Units representing beneficial interests in Permianville Royalty Trust (the “Trust”) offered hereby are being sold by Permianville Holdings LLC (“Holdings” or the “selling unitholder”), an affiliate of COERT Holdings 1 LLC, the sponsor of the Trust (“COERT” or the “Sponsor”). See “Selling Trust Unitholder.” The Trust is registering the offer and sale of the Trust Units to satisfy registration rights granted by it to the selling unitholder. The Trust Units may be sold by the selling unitholder from time to time in one or more public or private transactions and at prices related to prevailing market prices, fixed prices or at negotiated prices. The Trust will not receive any of the proceeds of any offering.
The Trust Units are equity securities of the Trust and represent undivided beneficial interests in the Trust assets. They do not represent any interest in COERT or Holdings. Trust Unitholders are entitled to receive monthly distributions of cash from the proceeds that the Trust receives from COERT pursuant to a net profits interest in oil and natural gas properties (the “Net Profits Interest”). The Trust’s ability to pay monthly cash distributions will depend on its receipt of net profits attributable to the Net Profits Interest, which will depend upon, among other things, volumes produced, wellhead prices, price differentials, production and development costs, potential reductions or suspensions of production and the amount and timing of Trust administrative expenses.
This prospectus provides you with a general description of the Trust Units that may be offered by the selling unitholder. A prospectus supplement, containing more specific information about an offering and the terms thereof, may also be used by the selling unitholder or its agents. A prospectus supplement may also add, update or change information contained in this prospectus. Any statement made in this prospectus will be modified or superseded by any inconsistent statement made in a prospectus supplement.
The Trust Units may be sold directly or through agents, underwriters or dealers, or through a combination of these methods. Please read “Plan of Distribution.” A prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. A prospectus supplement will also show you the total amount of money the selling unitholder will receive from selling the securities being offered, after the expenses of the offering.
Investing in the Trust Units involves risk. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents incorporated by reference herein and therein, before you invest in the Trust Units. Please read “Risk Factors” on page 5 of this prospectus.
The Trust Units are listed on the New York Stock Exchange (the “NYSE”) under the symbol “PVL.”
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
This prospectus is dated            , 2022

Certain of the Trust’s reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this prospectus. Neither the Trust nor COERT has authorized anyone to provide any information other than that contained or incorporated by reference into this prospectus or any prospectus supplement or to which they have referred you. The Trust and COERT take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that the Trust and COERT have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, the selling unitholder may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered, from time to time, by Holdings as the selling unitholder. Each time Holdings sells securities, it may be required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling unitholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.
Additional information, including the Trust’s financial statements and the notes thereto, is incorporated in this prospectus by reference to the Trust’s reports filed with the SEC. Please read “Where You Can Find More Information.” You are urged to read this prospectus carefully, including the section captioned “Risk Factors,” and the Trust’s SEC reports in their entirety before investing in the Trust Units.
Unless the context requires otherwise or unless otherwise noted, all references in this prospectus to the “Trust,” “we,” “us” or “our” are to Permianville Royalty Trust.

THE TRUST
Permianville Royalty Trust, previously known as Enduro Royalty Trust, is a Delaware statutory Trust formed in May 2011 pursuant to a Trust Agreement (the “Trust Agreement”) among Enduro Resource Partners LLC (“Enduro”), as Trustor, The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as Trustee, and Wilmington Trust Company (the “Delaware Trustee”), as Delaware Trustee. The Trust was created to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain properties in the states of Texas, Louisiana and New Mexico held by Enduro Resource Partners LLC (“Enduro”), as of the date Enduro conveyed the net profits interest to the Trust (the “Net Profits Interest”). The properties in which the Trust holds the Net Profits Interest are referred to as the “Underlying Properties.”
In connection with the closing of the initial public offering in November 2011, Enduro contributed the Net Profits Interest to the Trust in exchange for 33,000,000 units of beneficial interest in the Trust (the “Trust Units”). On August 31, 2018, COERT Holdings 1 LLC (“COERT” or the “Sponsor”) acquired from Enduro the Underlying Properties and all of the outstanding Trust Units owned by Enduro (the “Sale Transaction”). In connection with the Sale Transaction, COERT assumed all of Enduro’s obligations under the Trust Agreement and other instruments to which Enduro and the Trustee were parties. As of June 17, 2022, the Sponsor owned 8,600,000 Trust Units, or 26% of the issued and outstanding Trust Units.
The following table summarizes the estimated proved reserve quantities and PV-10 attributable to the Trust and Underlying Properties as of December 31, 2021 and 2020:
	Trust Net Profits Interest				Underlying Properties
	Oil(1)	Natural Gas	Total(2)	PV-10(3)	Oil(1)	Natural Gas	Total(2)	PV-10(3)
	(MBbls)	(MMcf)	(MBoe)	(in thousands)	(MBbls)	(MMcf)	(MBoe)	(in thousands)
2021
Proved Developed Producing	2,690	6,220	3,727	$77,330	7,411	16,807	10,212	$96,662
Proved Developed Non-Producing	—	397	66	822	—	545	91	1,029
Proved Undeveloped	382	4,405	1,116	13,448	756	8,494	2,172	13,923
2020
Proved Developed Producing	2,196	5,404	3,097	$28,598	6,995	17,117	9,848	$35,747
Proved Developed Non-Producing	8	898	158	973	15	1,540	271	1,019
Proved Undeveloped	2	4,552	761	2,818	5	12,271	2,050	1,693

(1)
Reserves for natural gas liquids are included as a component of oil reserves.

(2)
Boe represents an approximate energy equivalent basis such that one barrel of crude oil equals approximately six thousand cubic feet of natural gas. However, the value of oil and natural gas value and the value of reserve volumes of oil and natural gas are often substantially different than the amount implied by the barrel of oil equivalent ratio.

(3)
PV-10 is a non-GAAP financial measure and represents the present value of estimated future cash inflows from proved crude oil and natural gas reserves, less future development and production costs, discounted at 10% per annum to reflect timing of future cash inflows using the twelve-month unweighted arithmetic average of the first-day-of-the-month commodity prices, after adjustment for differentials in location and quality, for each of the preceding twelve months. An estimate of PV-10 is provided because it provides useful information to investors as it is widely used by professional analysts and sophisticated investors when evaluating oil and gas companies. PV-10 is considered relevant and useful for evaluating the relative monetary significance of oil and natural gas reserves. PV-10 is not intended to represent the current market value of the estimated reserves of the Underlying Properties.

PV-10 differs from standardized measure of discounted future net cash flows because it does not include the effect of future income taxes. Please refer to the notes to the financial statements included in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2021 incorporated bv reference herein.
The Net Profits Interest is passive in nature and neither the Trust nor the Trustee has any management control over, or responsibility for costs relating to, the operation of the Underlying Properties. The Trust Agreement provides that the Trust’s business activities are limited to owning the Net Profits Interest and any activity reasonably related to such ownership, including activities required or permitted by the terms of the conveyance agreement relating to the Net Profits Interest (the “Conveyance”). As a result, the Trust is not permitted to acquire other oil and natural gas properties or net profits interests or otherwise engage in activities beyond those necessary for the conservation and protection of the Net Profits Interest.
The Trust makes monthly cash distributions of all of its monthly cash receipts, after deduction of fees and expenses for the administration of the Trust, to holders of its Trust Units as of the applicable record date (generally the last business day of each calendar month) on or before the 10th business day after the record date. The Trust is not subject to any pre-set termination provisions based on a maximum volume of oil or natural gas to be produced or the passage of time. For a description of the Trust Agreement and the Trust Units, please read “Description of the Trust Agreement” and “Description of the Trust Units.”

COERT HOLDINGS 1 LLC
COERT is a privately held Delaware limited liability company engaged in the business of investing in securities and other assets. The selling unitholder is an affiliate of COERT. See “Selling Trust Unitholder.”
The Trust Units do not represent interests in, or obligations of, COERT.
The address of COERT is 20 Horseneck Lane, Greenwich, Connecticut 06830, and its telephone number is (203) 340-7850 .

RISK FACTORS
An investment in the Trust Units involves risk. You should carefully consider and evaluate the risks and uncertainties described in “Part I — Item 1A. Risk Factors” of the Trust’s Form 10-K for the year ended December 31, 2021, as updated by the additional risks and uncertainties set forth in other filings that the Trust makes with the SEC. In addition, you should also carefully read all of the other information included in this prospectus and the documents the Trust has incorporated by reference into this prospectus in evaluating an investment in the Trust Units. If any of the described risks actually were to occur, the Trust’s business, financial condition or results of operations could be affected materially and adversely. In that case, the trading price of the Trust Units could decline and you could lose all or part of your investment.

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). All statements other than statements of historical fact included or incorporated by reference in this prospectus, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for the future operations of the Trust and COERT are forward-looking statements. Such statements may be influenced by factors that could cause actual outcomes and results to differ materially from those projected. No assurance can be given that such expectations will prove to have been correct. When used in this document, the words “believes,” “expects,” “anticipates,” “intends” or similar expressions are intended to identify such forward-looking statements. The following important factors, in addition to those discussed elsewhere in this prospectus or the documents incorporated by reference herein, could affect the future results of the energy industry in general, and the Trust and COERT in particular, and could cause actual results to differ materially from those expressed in such forward-looking statements:
•
risks associated with the drilling and operation of oil and natural gas wells;

•
the amount of future direct operating expenses and development expenses;

•
the effect, impact, potential duration or other implications of the novel strain of coronavirus pandemic;

•
the actions of the Organization of Petroleum Exporting Countries;

•
the effect of existing and future laws and regulatory actions;

•
the effect of changes in commodity prices or alternative fuel prices;

•
the prohibition on the Trust’s entry into any new hedging arrangements under the terms of the Conveyance;

•
conditions in the capital markets;

•
competition from others in the energy industry;

•
uncertainty of estimates of oil and natural gas reserves and production; and

•
cost inflation.

You should not place undue reliance on these forward-looking statements. All forward-looking statements speak only as of the date of this prospectus. We do not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, unless the securities laws require us to do so.
This prospectus describes other important factors that could cause actual results to differ materially from expectations of the Trust and COERT, including under the heading “Risk Factors.” All written and oral forward-looking statements attributable to COERT, the Trust or persons acting on behalf of COERT or the Trust are expressly qualified in their entirety by such factors.

USE OF PROCEEDS
The selling unitholder is offering all of the Trust Units to be sold pursuant to this prospectus. Accordingly, the Trust will not receive any of the proceeds received from the sale of the Trust Units. The selling unitholder intends to use the proceeds received from the sale of the Trust Units for general limited liability company purposes.

DESCRIPTION OF THE TRUST AGREEMENT
The following information and the information included under “Description of the Trust Units” summarize the material information contained in the Trust Agreement and the Conveyance. For more detailed provisions concerning the Trust and the Conveyance, you should read the Trust Agreement and the Conveyance, which are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”
Creation and Organization of the Trust; Amendments
The Trust was created under Delaware law to acquire and hold the Net Profits Interest for the benefit of the Trust Unitholders pursuant to an agreement among Enduro, the Trustee and the Delaware Trustee. Pursuant to the Sale Transaction, COERT assumed Enduro’s obligations under the Trust Agreement. The Net Profits Interest is passive in nature and neither the Trust nor the Trustee has any control over or responsibility for costs relating to the operation of the properties comprising the Underlying Properties. Except as described below under “— Fees and Expenses,” neither COERT nor any of the third-party operators that operate the Underlying Properties has any contractual commitments to the Trust to provide additional funding or to conduct further drilling on or to maintain their ownership interest in any of the Underlying Properties.
The Trust Agreement provides that the Trust’s business activities will be limited to owning the Net Profits Interest and any activity reasonably related to such ownership, including activities required or permitted by the terms of the Conveyance related to the Net Profits Interest. As a result, the Trust is not permitted to acquire other oil and natural gas properties or net profits interests or otherwise engage in activities beyond those necessary for the conservation and protection of the Net Profits Interest.
The beneficial interest in the Trust is divided into 33,000,000 Trust Units. Each of the Trust Units represents an equal undivided beneficial interest in the assets of the Trust. You will find additional information concerning the Trust Units in “Description of the Trust Units.”
Amendment of the Trust Agreement requires the affirmative vote of the holders of at least 75% of the outstanding Trust Units. However, no amendment may:
•
increase the power of the Trustee or the Delaware Trustee to engage in business or investment activities; or

•
alter the rights of the Trust Unitholders as among themselves.

In addition, certain sections of the Trust Agreement cannot be amended without the consent of COERT. Certain amendments to the Trust Agreement do not require the vote of the Trust Unitholders. The Trustee may, without approval of the Trust Unitholders, from time to time supplement or amend the Trust Agreement in order to cure any ambiguity, to correct or supplement any defective or inconsistent provisions, to grant any benefit to all of the Trust Unitholders, to comply with changes in applicable law or to change the name of the Trust, provided such supplement or amendment does not materially adversely affect the interests of the Trust Unitholders. The affairs of the Trust are managed by the Trustee. COERT has no ability to manage or influence the operations of the Trust and does not owe any fiduciary duties or liabilities to the Trust or the unitholders. Likewise, neither the Trust nor the Trustee has the ability to manage or influence the operation of COERT.
Assets of the Trust
The assets of the Trust consist of the Net Profits Interest and any cash and temporary investments being held for the payment of expenses and liabilities and for distribution to the Trust Unitholders.
Duties and Powers of the Trustee
The duties of the Trustee are specified in the Trust Agreement and by the laws of the state of Delaware, except as modified by the Trust Agreement. The Trustee’s principal duties consist of:
•
collecting cash attributable to the Net Profits Interest;

•
paying expenses, charges and obligations of the Trust from the Trust’s assets;

•
distributing distributable cash to the Trust Unitholders;

•
causing to be prepared and distributed a tax information report for each Trust Unitholder and to prepare and file tax returns on behalf of the Trust;

•
causing to be prepared and filed reports required to be filed under the Exchange Act and by the rules of any securities exchange or quotation system on which the Trust Units are listed or admitted to trading;

•
causing to be prepared and filed a reserve report by or for the Trust by independent reserve engineers as of December 31 of each year in accordance with criteria established by the SEC;

•
establishing, evaluating and maintaining a system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and

•
taking any action it deems necessary, desirable or advisable to best achieve the purposes of the Trust.

In connection with the formation of the Trust, the Trust entered into several agreements with Enduro that impose obligations upon COERT, as Enduro’s assignee, that are enforceable by the Trustee on behalf of the Trust, including a Conveyance and a registration rights agreement. The Trustee has the power and authority under the Trust Agreement to enforce these agreements on behalf of the Trust. Additionally, the Trustee may from time to time supplement or amend the Conveyance and the registration rights agreement to which the Trust is a party without the approval of Trust Unitholders in order to cure any ambiguity, to correct or supplement any defective or inconsistent provisions, to grant any benefit to all of the Trust Unitholders, to comply with changes in applicable law or to change the name of the Trust. Such supplement or amendment, however, may not materially adversely affect the interests of the Trust Unitholders.
The Trustee may create a cash reserve to pay for future liabilities of the Trust. If the Trustee determines that the cash on hand and the cash to be received are, or will be, insufficient to cover the Trust’s liabilities, the Trustee may cause the Trust to borrow funds to pay liabilities of the Trust. The Trustee may cause the Trust to borrow the funds from any person, including itself or its affiliates. The Trustee may also cause the Trust to mortgage its assets to secure payment of the indebtedness. The terms of such indebtedness and security interest, if funds were loaned by the entity serving as Trustee or Delaware Trustee or an affiliate thereof, would be similar to the terms which such entity would grant to a similarly situated commercial customer with whom it did not have a fiduciary relationship, and such entity will be entitled to enforce its rights with respect to any such indebtedness and security interest as if it were not then serving as Trustee or Delaware Trustee. If the Trustee causes the Trust to borrow funds, the Trust Unitholders will not receive distributions until the borrowed funds are repaid.
Each month, the Trustee will pay Trust obligations and expenses and distribute to the Trust Unitholders the remaining proceeds received from the Net Profits Interest. The cash held by the Trustee as a reserve against future liabilities or for distribution at the next distribution date must be invested in:
•
interest-bearing obligations of the United States government;

•
money market funds that invest only in United States government securities;

•
repurchase agreements secured by interest-bearing obligations of the United States government; or

•
bank certificates of deposit.

Alternatively, cash held for distribution at the next distribution date may be held in a non-interest-bearing account.
The Trust may not acquire any asset except the Net Profits Interest, cash and temporary cash investments, and it may not engage in any investment activity except investing cash on hand.
The Trust may merge or consolidate with or convert into one or more limited partnerships, general partnerships, corporations, statutory Trusts, common law Trusts, limited liability companies, associations or unincorporated businesses if such transaction is agreed to by the Trustee and by the affirmative vote of the holders of a majority of the Trust Units present in person or by proxy at a meeting of such holders where a quorum is present and such transaction is permitted under the Delaware Statutory Trust Act and any other applicable law.
COERT may cause the Trustee to sell all or any part of the Trust estate, including all or any portion of the Net Profits Interest, if approved by the holders of at least 75% of the outstanding Trust Units, provided that COERT and its affiliates may from time to time sell a divided or undivided portion of their interests in the Underlying Properties, free from and unburdened by the Net Profits Interest, with the approval of Trust Unitholders of record holding at least 50% of the then outstanding Trust Units. In addition, COERT may, without the consent of the Trust Unitholders, require the Trust to release the Net Profits Interest associated with any lease that accounts for less than or equal to 0.25% of the total production from the Underlying Properties in the prior 12 months, provided that the Net Profits Interest covered by such releases cannot exceed, during any 12-month period, an aggregate fair market value to the Trust of $500,000. These releases will be made only in connection with a sale by COERT to a non-affiliate of the relevant Underlying Properties and are conditioned upon an amount equal to the fair value to the Trust of such Net Profits Interest being treated as an offset amount against costs and expenses.
Upon dissolution of the Trust, the Trustee must sell the Net Profits Interest. No Trust Unitholder approval is required in this event.
The Trustee may require any Trust Unitholder to dispose of his Trust Units if an administrative or judicial proceeding seeks to cancel or forfeit any of the property in which the Trust holds an interest because of the nationality or any other status of that Trust Unitholder. If a Trust Unitholder fails to dispose of his Trust Units, the Trustee has the right to purchase them on behalf of the Trust and to borrow funds to make that purchase.
As required by the NYSE, the Trustee maintains a website for filings made by the Trust with the SEC, at www.permianvilleroyalty.com.
The Trustee may agree to modifications of the terms of the Conveyance or to settle disputes involving the Conveyance without the consent of any Trust Unitholder. The Trustee may not agree to modifications or settle disputes involving the Net Profits Interest part of the Conveyance if these actions would change the character of the Net Profits Interest in such a way that the Net Profits Interest becomes a working interest or that the Trust would fail to continue to qualify as a grantor trust for U.S. federal income tax purposes.
Fees and Expenses
Because the Trust does not conduct an active business and the Trustee has little power to incur obligations, it is expected that the Trust will only incur liabilities for routine administrative expenses, such as the Trustee’s fees, accounting, engineering, legal, tax advisory and other professional fees and other fees and expenses applicable to public companies. The Trust is also responsible for paying other expenses incurred as a result of being a publicly traded entity, including costs associated with annual, quarterly and monthly reports to Trust Unitholders, tax return and Form 1099 preparation and distribution, NYSE listing fees, independent auditor fees and registrar and transfer agent fees. COERT provides certain administrative services to the Trust pursuant to the Trust Agreement, but does not receive any compensation for the services.
Under the terms of the Trust Agreement, COERT has provided the Trust with a $1.2 million letter of credit to be used by the Trust in the event that its cash on hand (including available cash reserves) is not sufficient to pay ordinary course administrative expenses as they become due. Further, if the Trust requires more than the $1.2 million under the letter of credit to pay administrative expenses, COERT has agreed to loan funds to the Trust necessary to pay such expenses. Any funds provided under the letter of credit or loaned by COERT may only be used for the payment of current accounts or other obligations to trade creditors in connection with obtaining goods or services or for the payment of other accrued current liabilities arising in the ordinary course of the Trust’s business, and may not be used to satisfy Trust indebtedness. If the Trust draws on the letter of credit or COERT loans funds to the Trust, no further distributions will be made to Trust Unitholders (except in respect of any previously determined monthly cash distribution amount) until such amounts drawn or borrowed are repaid. Any loan made by COERT will be on an unsecured basis, and the terms of such loan will be substantially the same as those that would be obtained in an arm’s-length transaction between COERT and an unaffiliated third party.
Fiduciary Responsibility and Liability of the Trustee
The Trustee may not make business or investment decisions affecting the assets of the Trust except to the extent it enforces its rights under the Conveyance related to the Net Profits Interest described above under “— Duties and Powers of the Trustee.” Therefore, substantially all of the Trustee’s functions under the Trust Agreement are ministerial in nature. See “— Duties and Powers of the Trustee” above. The Trust Agreement, however, provides that the Trustee may:
•
charge for its services as Trustee;

•
retain funds to pay for future expenses and deposit them with one or more banks or financial institutions (which may include the Trustee to the extent permitted by law);

•
lend funds at commercial rates to the Trust to pay the Trust’s expenses; and

•
seek reimbursement from the Trust for its out-of-pocket expenses.

In discharging its duty to Trust Unitholders, the Trustee may act in its discretion and will be liable to the Trust Unitholders only for its own fraud, gross negligence or willful misconduct. The Trustee will not be liable for any act or omission of its agents or employees unless the Trustee acted with fraud, gross negligence or willful misconduct in their selection, retention or supervision. The Trustee will be indemnified individually or as the Trustee for any liability or cost that it incurs in the administration of the Trust, except in cases of fraud, gross negligence or willful misconduct. The Trustee will have a lien on the assets of the Trust as security for this indemnification and its compensation earned as Trustee. Trust Unitholders are not liable to the Trustee for any indemnification. See “Description of the Trust Units — Liability of Trust Unitholders.”
The Trustee may consult with counsel, accountants, tax advisors, geologists, engineers and other parties the Trustee believes to be qualified as experts on the matters for which advice is sought. The Trustee will be protected in relying or reasonably acting upon the opinion of the expert.
Except as expressly set forth in the Trust Agreement, none of COERT, the Trustee, the Delaware Trustee or the other indemnified parties has any duties or liabilities, including fiduciary duties, to the Trust or any Trust Unitholder. The provisions of the Trust Agreement, to the extent they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties of these persons otherwise existing at law or in equity, have been agreed by the Trust Unitholders to replace such other duties and liabilities of these persons.
Duration of the Trust; Sale of the Net Profits Interest
The Trust will dissolve upon the earliest to occur of the following:
•
the Trust, upon the approval of the holders of at least 75% of the outstanding Trust Units, sells the Net Profits Interest;

•
the annual cash available for distribution to the Trust is less than $2 million for each of any two consecutive years;

•
the holders of at least 75% of the outstanding Trust Units vote in favor of dissolution; or

•
the Trust is judicially dissolved.

The Trustee would then sell all of the Trust’s assets, either by private sale or public auction, and, after payment or the making of reasonable provision for payment of all liabilities of the Trust, distribute the net proceeds of the sale to the Trust Unitholders.
Dispute Resolution
Any dispute, controversy or claim that may arise between COERT and the Trustee relating to the Trust will be submitted to binding arbitration before a tribunal of three arbitrators.

Compensation of the Trustee and the Delaware Trustee
The Trustee’s and the Delaware Trustee’s compensation is paid out of the Trust’s assets.
Miscellaneous
The principal offices of the Trustee are located at 601 Travis Street, 16th Floor, Houston, Texas, and its telephone number is 512-236-6555.
The Delaware Trustee and the Trustee may resign at any time or be removed with or without cause at any time by the affirmative vote of not less than a majority of the Trust Units present in person or by proxy at a meeting of such holders where a quorum is present. Any successor must be a bank or trust company meeting certain requirements including having combined capital, surplus and undivided profits of at least $20,000,000, in the case of the Delaware Trustee, and $100,000,000, in the case of the Trustee.

DESCRIPTION OF THE TRUST UNITS
Each Trust Unit is a unit of beneficial interest in the Trust and is entitled to receive cash distributions from the Trust on a pro rata basis. Each Trust Unitholder has the same rights regarding his or her Trust Units as every other Trust Unitholder has regarding his or her units. The Trust Units are in book-entry form only and are not represented by certificates. The Trust had 33,000,000 Trust Units outstanding as of June 17, 2022.
Distributions and Income Computations
Each month, the Trustee determines the amount of funds available for distribution to the Trust Unitholders. Available funds are the excess cash, if any, received by the Trust from the Net Profits Interest and other sources (such as interest earned on any amounts reserved by the Trustee) that month, over the Trust’s liabilities for that month. Available funds are reduced by any cash the Trustee decides to hold as a reserve against future liabilities. The holders of Trust Units as of the applicable record date (generally the last business day of each calendar month) are entitled to monthly distributions payable on or before the 10th business day after the record date. In the event that the net profits for any computation period is a negative amount, the Trust will receive no payment for that period, and any such negative amount plus accrued interest will be deducted from gross profits in the following computation period for purposes of determining the net profits for that following computation period.
Unless otherwise advised by counsel or the Internal Revenue Service (“IRS”), the Trustee will treat the income and expenses of the Trust for each month as belonging to the Trust Unitholders of record on the monthly record date. Trust Unitholders generally will recognize income and expenses for tax purposes in the month the Trust receives or pays those amounts, rather than in the month the Trust distributes the cash to which such income or expenses (as applicable) relate. Minor variances may occur. For example, the Trustee could establish a reserve in one month that would not result in a tax deduction until a later month.
Transfer of Trust Units
Trust Unitholders may transfer their Trust Units in accordance with the Trust Agreement. The Trustee will not require either the transferor or transferee to pay a service charge for any transfer of a Trust Unit. The Trustee may require payment of any tax or other governmental charge imposed for a transfer. The Trustee may treat the owner of any Trust Unit as shown by its records as the owner of the Trust Unit. The Trustee will not be considered to know about any claim or demand on a Trust Unit by any party except the record owner. A person who acquires a Trust Unit after any monthly record date will not be entitled to the distribution relating to that monthly record date. Delaware law and the Trust Agreement govern all matters affecting the title, ownership or transfer of Trust Units.
Periodic Reports
The Trustee files all required Trust federal and state income tax and information returns. The Trustee prepares and mails to Trust Unitholders annual reports that Trust Unitholders need to correctly report their share of the income and deductions of the Trust. The Trustee also causes to be prepared and filed reports that are required to be filed under the Exchange Act and by the rules of any securities exchange or quotation system on which the Trust Units are listed or admitted to trading, and also causes the Trust to comply with the provisions of the Sarbanes-Oxley Act of 2002, including but not limited to, establishing, evaluating and maintaining a system of internal control over financial reporting in compliance with the requirements of Section 404 thereof.
Each Trust Unitholder and his or her representatives may examine, for any proper purpose, during reasonable business hours, the records of the Trust and the Trustee, subject to such restrictions as are set forth in the Trust Agreement.

Liability of Trust Unitholders
Under the Delaware Statutory Trust Act, Trust Unitholders are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit under the General Corporation Law of the State of Delaware. The courts in jurisdictions outside of Delaware, however, might not give effect to such limitation.
Voting Rights of Trust Unitholders
The Trustee or Trust Unitholders owning at least 10% of the outstanding Trust Units may call meetings of Trust Unitholders. The Trust is responsible for all costs associated with calling a meeting of Trust Unitholders, unless such meeting is called by the Trust Unitholders in which case the Trust Unitholders are responsible for all costs associated with calling such meeting. Meetings must be held in such location as is designated by the Trustee in the notice of such meeting. The Trustee must send notice of the time and place of the meeting and the matters to be acted upon to all of the Trust Unitholders at least 20 days and not more than 60 days before the meeting. Trust Unitholders representing a majority of Trust Units outstanding must be present or represented to have a quorum. Each Trust Unitholder is entitled to one vote for each Trust Unit owned. Abstentions and broker non-votes shall not be deemed to be a vote cast.
Unless otherwise required by the Trust Agreement, a matter may be approved or disapproved by the affirmative vote of a majority of the Trust Units present in person or by proxy at a meeting where there is a quorum. This is true even if a majority of the total Trust Units did not approve it. The affirmative vote of the holders of at least 75% of the outstanding Trust Units is required to:
•
dissolve the Trust;

•
amend the Trust Agreement (except with respect to certain matters that do not adversely affect the rights of Trust Unitholders in any material respect); or

•
approve the sale of all or any material part of the assets of the Trust (including the sale of the Net Profits Interest).

At the special meeting of Trust Unitholders held on August 30, 2017, unitholders approved amendments to the Trust Agreement. In September 2017, Enduro, the Trustee and the Delaware Trustee entered into the First Amendment to Amended and Restated Trust Agreement, which amended certain provisions of the Trust Agreement to, among other things, allow Enduro (and, therefore, following the Sale Transaction, the Sponsor) to sell interests in the Underlying Properties free and clear of the Net Profits Interest with the approval of Trust Unitholders holding at least 50% of the then outstanding units of the Trust at a meeting held in accordance with the requirements of the Trust Agreement. This amendment reduced the required threshold for approval of such sales from 75% to 50% of the outstanding units of the Trust.
In addition, certain amendments to the Trust Agreement may be made by the Trustee without approval of the Trust Unitholders.
Comparison of Trust Units and Common Stock
Trust Unitholders have more limited voting rights than those of stockholders of most public corporations. For example, there is no requirement for annual meetings of Trust Unitholders or for annual or other periodic re-election of the Trustee.

You should also be aware of the following ways in which an investment in Trust Units is different from an investment in common stock of a corporation.
	Trust Units	Common Stock
Voting	The Trust Agreement provides voting rights to Trust Unitholders to remove and replace the Trustee and to approve or disapprove amendments to the Trust Agreement and certain major Trust transactions.	Unless otherwise provided in the certificate of incorporation, the corporate statutes provide voting rights to stockholders to elect directors and to approve or disapprove amendments to the certificate of incorporation and certain major corporate transactions.
Income Tax	The Trust is not subject to income tax; Trust Unitholders are subject to income tax on their pro rata share of Trust income, gain, loss and deduction.	Corporations are taxed on their income and their stockholders are taxed on dividends.
Distributions	Substantially all of the cash receipts of the Trust are required to be distributed to Trust Unitholders.	Unless otherwise provided in the certificate of incorporation, stockholders are entitled to receive dividends solely at the discretion of the board of directors.
Business and Assets	The business of the Trust is limited to specific assets with a finite economic life.	Unless otherwise provided in the certificate of incorporation, a corporation conducts an active business for an unlimited term and can reinvest its earnings and raise additional capital to expand.
Fiduciary Duties	The Trustee shall not be liable to the Trust Unitholders for any of its acts or omissions absent its own fraud, gross negligence or willful misconduct.	Officers and directors have a fiduciary duty of loyalty to the corporation and its stockholders and a duty to exercise due care in the management and administration of a corporation’s affairs.
Registration Rights
The Trust and COERT (as the assignee of Enduro in connection with the Sale Transaction) are parties to a Registration Rights Agreement, as amended, whereby COERT, its affiliates and certain permitted transferees holding registrable Trust Units are entitled, upon receipt by the Trustee of written notice from holders of a majority of the then outstanding registrable Trust Units, to demand that the Trust effect the registration of the registrable Trust Units. The holders of the registrable Trust Units are entitled to demand a maximum of five such registrations. In connection with the preparation and filing of any registration statement, COERT will bear all costs and expenses incidental to any registration statement, excluding certain internal expenses of the Trust, which will be borne by the Trust. Any underwriting discounts and commissions will be borne by the seller of the Trust Units.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
This section is a summary of the material U.S. federal income tax considerations that may be relevant to prospective trust unitholders and, unless otherwise noted in the following discussion, is the opinion of Kirkland & Ellis LLP insofar as it relates to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change or different interpretation at any time, possibly with retroactive effect. Subsequent changes in such authorities may cause the U.S. federal income tax consequences to vary substantially from the consequences described below.
The following discussion does not comment on all federal income tax matters affecting the trust or trust unitholders. The following discussion is limited to trust unitholders who hold the Trust Units as “capital assets” (generally, property held for investment). All references to “trust unitholders” (including U.S. trust unitholders and non-U.S. trust unitholders) are to beneficial owners of the Trust Units. This summary does not address the effect of the U.S. federal estate or gift tax laws or the tax considerations arising under the law of any state, local or non-U.S. jurisdiction. Moreover, the discussion has only limited application to trust unitholders subject to special tax treatment such as, without limitation:
•
banks, insurance companies or other financial institutions;

•
trust unitholders subject to the alternative minimum tax;

•
tax-exempt organizations;

•
dealers in securities or commodities;

•
regulated investment companies;

•
real estate investment trusts;

•
traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•
non-U.S. trust unitholders (as defined below) that are “controlled foreign corporations” or “passive foreign investment companies”;

•
persons that are S-corporations, partnerships or other pass-through entities;

•
persons that own their interest in the Trust Units through S-corporations, partnerships or other pass-through entities;

•
persons that at any time own more than 5% of the aggregate fair market value of the Trust Units;

•
expatriates and certain former citizens or long-term residents of the United States;

•
U.S. trust unitholders (as defined below) whose functional currency is not the U.S. dollar;

•
persons who hold the Trust Units as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•
persons deemed to sell the Trust Units under the constructive sale provisions of the Code.

Prospective investors are urged to consult their tax advisors as to the particular tax consequences to them of the ownership and disposition of an investment in Trust Units, including the applicability of any U.S. federal income, federal estate or gift tax, state, local and foreign tax laws, changes in applicable tax laws and any pending or proposed legislation.
As used herein, the term “U.S. trust unitholder” means a beneficial owner of Trust Units that for U.S. federal income tax purposes is:
•
an individual who is a citizen of the United States or who is a resident of the United States for U.S. federal income tax purposes,

•
a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, a state thereof or the District of Columbia,

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•
a trust if (i) the administration of which is subject to the primary supervision of a U.S. court and one or more United States persons that have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

The term “non-U.S. trust unitholder” means any beneficial owner of a trust unit that is an individual, corporation, estate or trust and that is not a U.S. trust unitholder.
If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Trust Units, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A trust unitholder that is a partnership, and the partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of Trust Units.
Classification and Taxation of the Trust
Tax counsel to the trust advised the trust at the time of formation that, for U.S. federal income tax purposes, in its opinion, the trust would be treated as a grantor trust and not as an unincorporated business entity. As a grantor trust, the trust is not subject to tax at the trust level. Rather, the grantors, who in this case are the trust unitholders, are considered, for U.S. federal income tax purposes, to own and receive the trust’s assets and income and are directly taxable thereon as though no trust were in existence.
No ruling has been or will be requested from the IRS with respect to the U.S. federal income tax treatment of the trust, including a ruling as to the status of the trust as a grantor trust or as a partnership for U.S. federal income tax purposes. Thus, no assurance can be provided that the opinions and statements set forth in this discussion of U.S. federal income tax considerations would be sustained by a court if contested by the IRS.
The remainder of the discussion below assumes that the trust will be classified as a grantor trust for U.S. federal income tax purposes.
Reporting Requirements for Widely-Held Fixed Investment Trusts
Under Treasury Regulations, the trust is classified as a widely-held fixed investment trust. Those Treasury Regulations require the sharing of tax information among trustees and intermediaries that hold a trust interest on behalf of or for the account of a beneficial owner or any representative or agent of a trust interest holder of fixed investment trusts that are classified as widely-held fixed investment trusts. These reporting requirements provide for the dissemination of trust tax information by the trustee to intermediaries who are ultimately responsible for reporting the investor-specific information through Form 1099 to the trust unitholders and the IRS. Every trustee or intermediary that is required to file a Form 1099 for a trust unitholder must furnish a written tax information statement that is in support of the amounts as reported on the applicable Form 1099 to the trust unitholder. Any generic tax information provided by the trustee of the trust is intended to be used only to assist trust unitholders in the preparation of their federal and state income tax returns.
Direct Taxation of Trust Unitholders
Because the trust is treated as a grantor trust for U.S. federal income tax purposes, trust unitholders are treated for such purposes as owning a direct interest in the assets of the trust, and each trust unitholder will be taxed directly on its pro rata share of the income and gain attributable to the assets of the trust and will be entitled to claim its pro rata share of the deductions and expenses attributable to the assets of the trust (subject to certain limitations discussed below). Information returns will be filed as required by the widely-held fixed investment trust rules, reporting to the trust unitholders all items of income, gain, loss, deduction and credit, which will be allocated based on record ownership on the monthly record dates and must be included in the tax returns of the trust unitholders. Income, gain, loss, deduction and credits attributable to the assets of the trust will be taken into account by trust unitholders consistent with their method of accounting and without regard to the taxable year or accounting method employed by the trust.

Following the end of each month, the trustee will determine the amount of funds available as of the end of such month for distribution to the trust unitholders and will make distributions of available funds, if any, to the trust unitholders on or before the 10th business day after the record date, which will generally be on or about the last business day of each calendar month. In certain circumstances, however, a trust unitholder will not receive a distribution of cash attributable to the income from a month. For example, if the trustee establishes a reserve or borrows money to satisfy liabilities of the trust, income associated with the cash used to establish that reserve or to repay that loan must be reported by the trust unitholder, even though that cash is not distributed to it.
As described above, the trust will allocate items of income, gain, loss, deductions and credits to trust unitholders based on record ownership on the monthly record dates. It is possible that the IRS could disagree with this allocation method and could assert that income and deductions of the trust should be determined and allocated on a daily or prorated basis, which could require adjustments to the tax returns of the trust unitholders affected by the issue and result in an increase in the administrative expense of the trust in subsequent periods.
Tax Classification of the Net Profits Interest
For U.S. federal income tax purposes, the Net Profits Interest attributable to proved developed reserves (“PDP NPI”) or proved undeveloped reserves (“PUD NPI”) has the tax characteristics of mineral royalty interests to the extent, at the time of its creation, such PDP NPI or PUD NPI was reasonably expected to have an economic life that corresponds substantially to the economic life of the mineral property or properties burdened thereby. Payments out of production that are received in respect of a mineral interest that constitutes a royalty interest for U.S. federal income tax purposes are taxable under current law as ordinary income subject to an allowance for cost or percentage depletion in respect of such income.
The trust treats the Net Profits Interest as a mineral royalty interest for U.S. federal income tax purposes, and the remainder of this discussion assumes that the Net Profits Interest is treated as a mineral royalty interest. No assurance can be given that the IRS will not assert that such interest should be treated differently. Any such different treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in Trust Units. Please read “— Tax Consequences to U.S. Trust Unitholders.”
Tax Consequences to U.S. Trust Unitholders
Royalty Income and Depletion
Consistent with the discussion above in “— Tax Classification of the Net Profits Interest,” the payments out of production that are received by the trust in respect of the Net Profits Interest constitute ordinary income received in respect of a mineral royalty interest. Trust unitholders should be entitled to deductions for the greater of either cost depletion or (if allowable) percentage depletion with respect to such income. Although the Code requires each trust unitholder to compute its own depletion allowance and maintain records of its share of the adjusted tax basis of the Underlying Properties for depletion and other purposes, the trust intends to furnish each of the trust unitholders with information relating to this computation for U.S. federal income tax purposes. Each trust unitholder, however, remains responsible for calculating its own depletion allowance and maintaining records of its share of the adjusted tax basis of the Underlying Properties for depletion and other purposes.
Percentage depletion is generally available with respect to trust unitholders who qualify under the independent producer exemption contained in section 613A(c) of the Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas or derivative products or the operation of a major refinery. In general, percentage depletion is calculated as an amount equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the trust unitholder’s gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the trust unitholder from the property for each taxable year, computed without the depletion allowance and any deduction under Section 199A. A trust unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the trust unitholder’s average daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between oil and natural gas production, with 6,000 cubic feet of domestic natural gas production regarded as equivalent to one barrel of crude oil. The 1,000 barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.
In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a trust unitholder’s total taxable income from all sources for the year, computed without the depletion allowance, certain loss carrybacks, and any deduction under Section 199A. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the trust unitholder’s total taxable income for that year. The carryover period resulting from the 65% net income limitation is unlimited.
Unlike cost depletion, percentage depletion is not limited to the adjusted tax basis of the property, although, like cost depletion, it reduces the adjusted tax basis, but not below zero.
Trust unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (i) dividing the trust unitholder’s allocable share of the adjusted tax basis in the relevant mineral property by the number of mineral units (barrels of oil and thousand cubic feet, or Mcf, of natural gas) remaining in the applicable property as of the beginning of the taxable year and (ii) multiplying the result by the number of mineral units sold from such property within the taxable year. The total amount of deductions based on cost depletion cannot exceed the trust unitholder’s share of the total adjusted tax basis in the applicable property.
The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the trust unitholders. Further, because depletion is required to be computed separately by each trust unitholder and not by the trust, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the trust unitholders for any taxable year. The trust encourages each prospective trust unitholder to consult its tax advisor to determine whether percentage depletion would be available to it.
Net Investment Income Tax
A 3.8% Medicare tax, or the Net Investment Income Tax, is imposed on certain investment income earned by individuals and certain estates and trusts. For these purposes, investment income generally includes certain income derived from investments such as the Trust Units and gain realized by a trust unitholder from a sale of Trust Units. In the case of an individual, the tax will be imposed on the lesser of (i) the trust unitholder’s net income from all investments and (ii) the amount by which the trust unitholder’s modified adjusted gross income exceeds $250,000 (if the trust unitholder is married and filing jointly or a surviving spouse), $125,000 (if the trust unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income, or (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. Each prospective trust unitholder is urged to consult with its tax advisor as to the impact of the Net Investment Income Tax on an investment in our Trust Units.
Non-Passive Activity Income and Loss
Under current law, the income and losses of the trust will not be taken into account in computing the passive activity losses and income under Code Section 469 for a trust unitholder who acquires and holds Trust Units as an investment.
Disposition of Trust Units
For U.S. federal income tax purposes, a sale of Trust Units will be treated as a sale by the U.S. trust unitholder of its interest in the assets of the trust. Generally, a U.S. trust unitholder will recognize gain or loss on a sale or other taxable disposition of Trust Units equal to the difference between the amount realized and the U.S. trust unitholder’s adjusted tax basis in the Trust Units sold. A U.S. trust unitholder’s adjusted tax basis in its Trust Units will be equal to the U.S. trust unitholder’s original purchase price for the Trust Units, reduced by deductions for depletion claimed by the trust unitholder, but not below zero. Except to the extent of the depletion recapture amount explained below, gain or loss on the sale of Trust Units by a trust unitholder who is an individual will generally be capital gain, and will be long-term capital gain, which is generally subject to tax at preferential rates, if the Trust Units have been held for more than twelve months. The deductibility of capital losses is limited. Upon the sale or other taxable disposition of its Trust Units, a trust unitholder will be treated as having sold its share of the Net Profits Interest and must treat as ordinary income its depletion recapture amount, which is an amount equal to the lesser of (i) the gain on such sale or other taxable disposition or (ii) the sum of the prior depletion deductions taken with respect to the Trust Units, but not in excess of the initial tax basis of the Trust Units. The IRS could take the position that an additional portion of the sales proceeds is ordinary income to the extent of any accrued income at the time of the sale that was allocable to the trust units even though the income is not distributed to the trust unitholders.
Trust Administrative Expenses
Expenses of the trust will include administrative expenses of the trustee. Certain miscellaneous itemized deductions are currently not deductible. Although these expenses will become deductible beginning in 2026, they may then be subject to general limitations on deductibility. Under these limitations which will become effective in 2026, administrative expenses attributable to the Trust Units are miscellaneous itemized deductions that generally will have to be aggregated with an individual unitholder’s other miscellaneous itemized deductions to determine the excess over 2% of adjusted gross income. In addition, the amount of otherwise allowable itemized deductions for an individual unitholder whose adjusted gross income exceeds a specified amount for a taxable year will be reduced by the lesser of (i) 3% of the unitholder’s adjusted gross income over a specified amount, and (ii) 80% of the amount of itemized deductions that are otherwise allowable for such year. It is anticipated that the amount of such administrative expenses will not be significant in relation to the trust’s income.
Information Reporting and Backup Withholding
Distributions of trust income and the proceeds of dispositions of the Trust Units may be subject to information reporting and backup withholding at a current 24% rate, if the trust unitholder fails to supply an accurate taxpayer identification number or otherwise comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against the trust unitholder’s U.S. federal income tax liability.
Tax Treatment Upon Sale of the Net Profits Interest
The sale of the Net Profits Interest by the trust at or shortly after the date of dissolution of the trust will generally give rise to capital gain or loss to the trust unitholders for U.S. federal income tax purposes, except that any gain will be taxed at ordinary income rates to the extent of depletion deductions that reduced the trust unitholder’s adjusted basis in the Net Profits Interest. Such gain or loss will generally be long-term capital gain or loss, which is generally subject to tax at preferential rates, if the trust unitholder has held its Trust Units for more than twelve months. The IRS could take the position that an additional portion of the sales proceeds is ordinary income to the extent of any undistributed accrued income that was allocable to the Trust Units at the time of sale.
Tax Consequences to Non-U.S. Trust Unitholders
The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a non-U.S. trust unitholder. Non-U.S. trust unitholders should consult their tax advisors to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to them.
Payments with Respect to the Trust Units
A non-U.S. trust unitholder may be subject to federal withholding tax on its share of gross royalty income from the Net Profits Interest. Such income is fixed or determinable annual or periodic gains, profits and income (“FDAP Income”) that will be subject to U.S. federal withholding tax at a 30% rate unless

(i) the non-U.S. trust unitholder is eligible for a lower rate under an applicable income tax treaty or (ii) the income is effectively connected with the non-U.S. trust unitholder’s conduct of a trade or business in the United States, and (iii) in either case, the non-U.S. trust unitholder provides appropriate certification. A non-U.S. trust unitholder generally can meet the certification requirement by providing an IRS Form W-8BEN or W-8BEN-E (with respect to a claim of treaty benefits) or an IRS W-8ECI (with respect to the non-U.S. trust unitholder’s conduct of a U.S. trade or business) to the applicable withholding agent. In addition to the foregoing, FATCA withholding (discussed below) may also apply to a non-U.S. trust unitholder’s share of gross royalty income.
If a non-U.S. trust unitholder is engaged in a trade or business in the United States, and if payments on or gain realized on a sale or other disposition of a trust unit are effectively connected with the conduct of this trade or business, the non-U.S. trust unitholder, although exempt from U.S. withholding tax if the appropriate certification is furnished, will generally be taxed in the same manner as a U.S. trust unitholder (see “— Tax Consequences to U.S. Trust Unitholders” above). Any such non-U.S. trust unitholder should consult its own tax advisers with respect to the tax consequences of the ownership of the Trust Units, including the possible imposition of a 30% branch profits tax in the case of a non-U.S. trust unitholder that is classified for U.S. federal income tax purposes as a corporation.
Sale or Exchange of Trust Units
The Net Profits Interest will be treated as a “United States real property interest” for U.S. federal income tax purposes. However, as long as the Trust Units are traded on an established securities exchange, gain realized on the sale or other taxable disposition of a trust unit by a non-U.S. trust unitholder will be subject to federal income tax only if:
•
the gain is otherwise effectively connected with business conducted by the non-U.S. trust unitholder in the United States (and, in the case of an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained in the United States by the non-U.S. trust unitholder);

•
the non-U.S. trust unitholder is an individual who is present in the United States for at least 183 days in the year of the sale or other taxable disposition and certain conditions are met; or

•
the non-U.S. trust unitholder owns currently, or owned at certain earlier times, directly, or by applying certain attribution rules, more than 5% of the Trust Units.

Sale of Net Profits Interest by Trust
Gain realized by a non-U.S. trust unitholder upon the sale or other taxable disposition by the trust of all or any part of the Net Profits Interest would be subject to federal income tax, and distributions to a non-U.S. trust unitholder will be subject to withholding of U.S. tax (currently at the rate of 21%) to the extent distributions are attributable to such gains.
Information Reporting and Backup Withholding
A non-U.S. trust unitholder may be subject to backup withholding tax, currently at a rate of 24%, with respect to payments from the trust and the proceeds from dispositions of Trust Units, unless such non-U.S. trust unitholder complies with certain certification requirements (usually satisfied by providing a duly completed IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption. However, payments to non-U.S. trust unitholders and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to the non-U.S. trust unitholder through Form 1042-S.
Backup withholding is not an additional tax. A non-U.S. trust unitholder generally will be entitled to credit any amounts withheld under the backup withholding rules against the non-U.S. trust unitholder’s United States federal income tax liability or may claim a refund provided that the required information is furnished to the IRS in a timely manner.

Additional Withholding Requirements
Sections 1471 through 1474 of the Code, and the Treasury Regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on “withholdable payments” (as defined in the Code), including FDAP Income with respect to Trust Units if paid to a “foreign financial institution” or a “non-financial foreign entity” (in each case, as specifically defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules.
While withholdable payments include the payment of gross proceeds from a disposition of Trust Units (“Gross Proceeds”), proposed Treasury Regulations provide that such payments of Gross Proceeds (other than amounts treated as FDAP Income) do not constitute withholdable payments. Taxpayers may rely generally on these proposed Treasury Regulations until they are revoked or final Treasury Regulations are issued.
Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our Trust Units.
Tax Consequences to Tax Exempt Organizations
Employee benefit plans and most other organizations exempt from U.S. federal income tax including IRAs and other retirement plans are subject to U.S. federal income tax on unrelated business taxable income. Because the trust’s income is not expected to be unrelated business taxable income, such a tax-exempt organization is not expected to be taxed on income generated by ownership of Trust Units so long as neither the property held by the trust nor the Trust Units are treated as debt-financed property within the meaning of Section 514(b) of the Code. In general, trust property would be debt-financed if the trust incurs debt to acquire the property or otherwise incurs or maintains a debt that would not have been incurred or maintained if the property had not been acquired. The Trust did not incur any debt to acquire the property and does not intend to incur any debt in order to maintain the property. A trust unit would be debt-financed if the trust unitholder incurs debt to acquire the trust unit or otherwise incurs or maintains a debt that would not have been incurred or maintained if the trust unit had not been acquired.
PROSPECTIVE INVESTORS IN TRUST UNITS ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TRUST UNITS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

STATE TAX CONSIDERATIONS
The following is a brief summary of certain information regarding state income taxes and other state tax matters affecting individuals who are Trust Unitholders. No opinion of counsel has been requested or received with respect to the state tax consequences of an investment in Trust Units. The Trust is not providing any tax advice with respect to the state tax consequences applicable to any particular purchaser of Trust Units. Accordingly, prospective investors are urged to consult their tax advisors with respect to these matters.
The Trust owns net profits interests burdening specified oil and natural gas properties located in the states of Louisiana, New Mexico and Texas. Louisiana and New Mexico currently impose a personal income tax on individuals, but Texas currently does not.
An individual who is a resident of Louisiana or New Mexico will generally be subject to income tax in his or her state of residence on that individual’s entire share of the Trust’s income.
New Mexico imposes income taxes upon residents and nonresidents. In the case of nonresidents, income derived from tangible property within the state is subject to tax. The income tax laws of New Mexico are based on federal income tax laws. Thus, assuming the Trust is taxed as a grantor trust for federal income tax purposes, the Trust Unitholders will be subject to New Mexico income tax on their share of income from New Mexico net profits interests. The withholding requirements with respect to Trust Units under New Mexico law are uncertain; the Trust has taken the position that the Trust is not required to withhold income tax in New Mexico on distributions made to an individual resident or nonresident Trust Unitholder.
Louisiana also imposes income taxes upon residents and nonresidents. In the case of nonresidents, income derived from property within the state is subject to tax. The income tax laws of Louisiana are based on federal income tax laws. Assuming the Trust is taxed as a grantor trust for federal income tax purposes, the Trust Unitholders will be subject to Louisiana income tax on their share of income from Louisiana net profits interests. The Trust should not be required to withhold income tax due in Louisiana on distributions made to an individual resident or nonresident Trust Unitholder.

SELLING TRUST UNITHOLDER
This prospectus covers the offering for resale or transfer of Trust Units by the selling unitholder. The selling unitholder acquired its Trust Units on August 31, 2018 in connection with the Sale Transaction. The Trust is registering the Trust Units described below pursuant to a registration rights agreement entered into between the Trust and Enduro in connection with the Trust’s initial public offering, which rights were assigned to COERT in connection with the Sale Transaction. See “Description of the Trust Units —  Registration Rights.”
The selling unitholder may sell all, some or none of the Trust Units covered by this prospectus. Please read “Plan of Distribution.” No such sales may occur unless the registration statement of which this prospectus forms a part is effective at the time the selling unitholder offers or sells such Trust Units.
COERT will bear all costs and expenses incidental to the preparation and filing of the registration statement of which this prospectus forms a part, excluding certain internal expenses of the Trust, which will be borne by the Trust, and any underwriting discounts and commissions, which will be borne by COERT on behalf of Holdings, as the seller of the Trust Units.
The following table provides information regarding the selling unitholder’s ownership of the Trust Units. Neither COERT nor Holdings is not a broker-dealer registered under Section 15 of the Exchange Act, or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act.
Selling Trust Unitholder	Ownership of Trust Units Before Offering		Number of Trust Units Being Offered	Ownership of Trust Units After Offering
	Number	Percentage		Number	Percentage
Permianville Holdings LLC(1)	8,600,000	26.1%	8,600,000	0	26.1%

(1)
Based on a Schedule 13D dated September 10, 2018 filed jointly by Holdings, Permianville Intermediary LLC — Series 1 (“Series 1 Intermediary”), Permianville Intermediary LLC — Series 2 (“Series 2 Intermediary”), Permianville Intermediary LLC — Series 3 (“Series 3 Intermediary”), Cross Ocean USSS Fund I (A) (Cayman) LP (“Cayman Feeder”), Cross Ocean USSS Fund I (A) Del Feeder LP (“DE Feeder”), Cross Ocean USSS SIF 1 LP (“Cross Ocean SIF”), Cross Ocean USSS GP LP (“Cross Ocean GP”), Cross Ocean USSS GP Ltd (“Cross Ocean Ltd”), Cross Ocean Partners Management LP (“Cross Ocean Management”), Cross Ocean Partners Management GP, LLC (“Management GP”), GG Managers LLC (“GG Managers”) and Graham Goldsmith (collectively, all such persons and entities are referred to as the “Reporting Persons”). The principal business office address for the Reporting Persons is c/o Cross Ocean Partners Management LP, 20 Horseneck Lane, Greenwich, CT 06830.

According to the filing, Holdings has sole voting power and dispositive power with respect to 8,600,000 Trust Units. Each of Cross Ocean Management, Management GP, GG Managers and Graham Goldsmith has shared voting power and shared dispositive power with respect to such shares. Each of Series 1 Intermediary and Series 2 Intermediary has shared voting power and shared dispositive power with respect to 2,293,053 Trust Units. Series 3 Intermediary has shared voting power and shared dispositive power with respect to 2,293,052 Trust Units. Cayman Feeder has shared voting power and shared dispositive power with respect to 1,165,871 Trust Units. DE Feeder has shared voting power and shared dispositive power with respect to 1,720,842 Trust Units. Cross Ocean SIF has shared voting power and shared dispositive power with respect to 2,233,017 Trust Units. Each of Cross Ocean GP and Cross Ocean Ltd has shared voting power and shared dispositive power with respect to 5,119,730 Trust Units.
According to the filing, each of Series 1 Intermediary, Series 2 Intermediary, Series 3 Intermediary and DE Feeder, by virtue of their relationships to Holdings, may be deemed to beneficially own the Trust Units that Holdings beneficially owns, but each disclaims beneficial ownership of such Trust Units. Each of Cross Ocean Cayman and Cross Ocean SIF, by virtue of their relationships to Series 1 Intermediary, Series 2 Intermediary and Series 3 Intermediary, may be deemed to beneficially own the Trust Units that Holdings beneficially owns, but each disclaims beneficial ownership of such Trust Units. Each of Cross Ocean GP, Cross Ocean Ltd, Cross Ocean Management, Management GP, GG Managers and Graham Goldsmith, by virtue of their relationships to each other and to Cross Ocean Cayman, DE Feeder and Cross Ocean SIF, may be deemed to beneficially own the Trust Units that Holdings beneficially owns, but each disclaims beneficial ownership of such Trust Units.

PLAN OF DISTRIBUTION
The Trust is registering Trust Units to permit the resale of those Trust Units by the selling unitholder from time to time after the date of this prospectus. The Trust will not receive any of the proceeds from the sale by the selling unitholder of the Trust Units.
The Trust Units may be sold from time to time to purchasers:
•
directly by COERT, Holdings and their successors, which include their transferees, pledgees or donees or their successors; or

•
through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from COERT, Holdings or the purchasers of the Trust Units.

COERT, Holdings and any underwriters, broker-dealers or agents who participate in the distribution of the Trust Units may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the Trust Units by COERT or Holdings and any discounts, commissions or concessions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting discounts, and “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If either COERT or Holdings is deemed to be an underwriter, they may be subject to certain statutory liabilities, including, without limitation, liabilities under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the Trust Units are sold through underwriters, broker-dealers or agents, COERT will be responsible for underwriting discounts or commissions or agent’s commissions.
The Trust Units may be sold in one or more transactions at:
•
fixed prices;

•
prevailing market prices at the time of sale;

•
prices related to such prevailing market prices;

•
varying prices determined at the time of sale; or

•
negotiated prices.

These sales may be effected in transactions:
•
on any national securities exchange or quotation service on which the Trust Units may be listed or quoted at the time of the sale;

•
an over-the-counter sale or distribution;

•
underwritten offerings;

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades (which may involve crosses) in which the broker-dealer will attempt to sell the Trust Units as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
short sales effected after the date of this prospectus;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
broker-dealers may agree to sell a specified number of such Trust Units at a stipulated price per share;

•
through the distributions of the Trust Units by the selling unitholder to its general or limited partners, members, managers affiliates, employees, directors or stockholders;

•
in option transactions;

•
a combination of any such methods of sale; and

•
any other method permitted pursuant to applicable law.

Each of COERT and Holdings may elect to make an in-kind distribution of its Trust Units to its members. To the extent that such members are not affiliates of the Trust, such members would thereby receive freely tradeable Trust Units pursuant to the distribution through the registration statement of which this prospectus forms a part.
In connection with the sales of the Trust Units or otherwise, COERT or Holdings may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the Trust Units in the course of hedging their positions. COERT or Holdings may also sell the Trust Units short and deliver Trust Units to close out short positions, or loan or pledge Trust Units to broker-dealers that, in turn, may sell the Trust Units.
Broker-dealers engaged by COERT or Holdings may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from COERT or Holdings (or, if any broker-dealer acts as agent for the purchaser of Trust Units, from the purchaser) in amounts to be negotiated. Neither COERT nor Holdings expects these commissions and discounts to exceed what is customary in the types of transactions involved.
COERT or Holdings may from time to time pledge or grant a security interest in some or all of the Trust Units owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Trust Units from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling unitholders to include the pledgee, transferee or other successors in interest as selling unitholders under this prospectus.
COERT and Holdings have each informed the Trust that there are currently no plans, arrangements or understandings between COERT, Holdings and any underwriter, broker-dealer or agent regarding the sale of the Trust Units.
Because the Financial Industry Regulatory Authority (“FINRA”) views the Trust Units as interests in a direct participation program, any offering of Trust Units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.
At the time a particular offering is made, a prospectus supplement will be distributed, if required, which will set forth the aggregate amount and type of securities being offered, the price at which the securities are being sold and other material terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling unitholder and any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.
The Trust cannot be certain that COERT or Holdings will sell any or all of the Trust Units pursuant to this prospectus. Further, the Trust cannot assure you that COERT or Holdings will not transfer, devise or gift the Trust Units by other means not described in this prospectus. In addition, Trust Units covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Trust Units may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Trust Units may not be sold unless they have been registered or qualify for sale or an exemption from registration, or a qualification is available and complied with.
COERT, Holdings and any other person participating in the sale of the Trust Units will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Trust Units by COERT or Holdings and any other such person.

In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Trust Units and the ability of any person or entity to engage in market-making activities with respect to the Trust Units.
COERT will bear all costs and expenses incidental to the preparation and filing of the registration statement of which this prospectus forms a part, excluding certain internal expenses of the Trust, which will be borne by the Trust, and any underwriting discounts and commissions, which will be borne by COERT on behalf of Holdings, as the seller of the Trust Units.

LEGAL MATTERS
Richards, Layton & Finger, P.A., as special Delaware counsel to the Trust, will give a legal opinion as to the validity of the Trust Units. Kirkland & Ellis LLP, Houston, Texas, counsel to Holdings, will give opinions as to certain other matters relating to the offering, including the tax opinion described in the section of this prospectus captioned “U.S. Federal Income Tax Considerations.” Any underwriter or agent will be advised about other issues relating to any offering by its own legal counsel.
EXPERTS
Certain information included or incorporated by reference in this prospectus regarding the estimated quantities of reserves of the Underlying Properties and the Net Profits Interest owned by the Trust, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers.
The financial statements of the Trust incorporated in this prospectus by reference to the Trust’s Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of Weaver and Tidwell, L.L.P., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Permianville Royalty Trust appearing in Permianville Royalty Trust’s Annual Report (Form 10-K) for the year ended December 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
The Trust is subject to the informational requirements of the Exchange Act, and, therefore, it files annual, quarterly and current reports and other information with the SEC. These filings are available to the public through the SEC’s website at www.sec.gov. You may also access the information the Trust files electronically with the SEC through its website at www.permianvilleroyalty.com. The Trust has not incorporated by reference into this prospectus the information included on, or linked from, its website, and you should not consider it to be a part of this prospectus.
The SEC allows the Trust to “incorporate by reference” information that it files with the SEC, which means that the Trust can disclose important information to you by referring you to documents previously filed with the SEC. The Trust incorporates by reference the documents listed below and any future filings it makes with the SEC under Section 13(a), 13(f), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) after the date of the initial registration statement and prior to the effectiveness of the registration statement, and after the date of the prospectus and before the completion of the offering of Trust units under this prospectus:
•
our Annual Report on Form 10-K for the year ended December 31, 2021;

•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022; and

•
the description of the Trust Units contained in our Registration Statement on Form 8-A filed on November 1, 2011 and any subsequent amendments or reports filed for the purpose of updating such description.

Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the Trust’s filings with the SEC from the Trust at no cost by writing or by telephoning the following address or telephone number:
Permianville Royalty Trust
c/o The Bank of New York Mellon Trust Company, N.A., as Trustee
601 Travis Street, 16th Floor
Houston, Texas
512-236-6555

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution.
Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates.
Registration fee		$3,527.70
Printing and engraving expenses		*
Fees and expenses of legal counsel		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*
Total	$	*

*
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15.   Indemnification of Directors and Officers.
The Trust Agreement provides that the Trustee and its officers, agents and employees will be indemnified from the assets of the Trust against and from any and all liabilities, expenses, claims, damages or loss incurred by it individually or as Trustee in the administration of the Trust and the Trust assets, including, without limitation, any liability, expenses, claims, damages or loss arising out of or in connection with any liability under environmental laws, or in the doing of any act done or performed or omission occurring on account of it being Trustee or acting in such capacity, except such liability, expense, claims, damages or loss as to which it is liable under the Trust Agreement. In this regard, the Trustee will be liable only for its own fraud, gross negligence or willful misconduct and will not be liable for any act or omission of any agent or employee unless the Trustee has acted in bad faith or with gross negligence in the selection and retention of such agent or employee. The Trustee is entitled to indemnification from the assets of the Trust and will have a lien on the assets of the Trust to secure it for the foregoing indemnification.
Under COERT’s operating agreement and subject to specified limitations, no manager, member or officer of COERT will be liable for, and such manager, member or officer will be indemnified and held harmless by COERT against, any and all losses, liabilities and reasonable expenses, including attorneys’ fees, arising from proceedings in which such manager, member or officer may be involved by reason of its being a manager, member or officer. Subject to any terms, conditions or restrictions set forth in COERT’s operating agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against all claims and demands whatsoever.
In connection with the preparation and filing of this registration statement, COERT will indemnify the Trust and its agents from and against any liabilities under the Securities Act or any state securities laws arising from the registration statement or prospectus. COERT will bear all costs and expenses incidental to any registration statement, excluding certain internal expenses of the Trust, which will be borne by the Trust, and any underwriting discounts and commissions, which will be borne by COERT on behalf of Holdings, as the seller of the Trust Units.

Item 16.   Exhibits and Financial Statement Schedules.
(a)
Exhibits.

The following documents are filed as exhibits to this registration statement:
Exhibit Number	Description
1.1*	Form of Underwriting Agreement.
2.1	Agreement and Plan of Merger of Enduro Royalty Trust and Enduro Texas LLC, dated as of November 3, 2011 by and between the Bank of New York Mellon Trust Company, N.A., as Trustee of Enduro Royalty Trust, and Enduro Texas LLC. (Incorporated herein by reference to Exhibit 1.2 to the Trust’s Current Report on Form 8-K filed on November 8, 2011 (File No. 1-35333))
3.1	Certificate of Trust of Enduro Royalty Trust. (Incorporated herein by reference to Exhibit 3.3 to the Registration Statement on Form S-1, filed on May 16, 2011 (Registration No. 333-174225))
3.2	Certificate of Amendment to Certificate of Trust. (Incorporated herein by reference to Exhibit 3.1 to the Trust’s Current Report on Form 8-K filed on September 5, 2018 (File No. 1-35333))
3.3	Amended and Restated Trust Agreement of Enduro Royalty Trust, dated November 3, 2011, among Enduro Resource Partners LLC, The Bank of New York Mellon Trust Company, N.A., as Trustee of Enduro Royalty Trust, and Wilmington Trust Company, as Delaware Trustee of Enduro Royalty Trust. (Incorporated herein by reference to Exhibit 3.1 to the Trust’s Current Report on Form 8-K filed on November 8, 2011 (File No. 1-35333))
3.4	First Amendment to Amended and Restated Trust Agreement, dated September 6, 2017 but effective as of August 30, 2017, among Enduro Resource Partners LLC, Wilmington Trust Company, as Delaware Trustee, and The Bank of New York Mellon Trust Company, N.A., as Trustee. (Incorporated herein by reference to Exhibit 3.1 to the Trust’s Current Report on Form 8-K filed on September 12, 2017 (File No. 1-35333))
3.5	Second Amendment to Amended and Restated Trust Agreement of Enduro Royalty Trust, dated September 14, 2018, among COERT Holdings 1 LLC, Wilmington Trust Company, as Delaware trustee, and The Bank of New York Mellon Trust Company, N.A., as trustee. (Incorporated herein by reference to Exhibit 3.1 to the Trust’s Current Report on Form 8-K filed on September 14, 2018 (File No. 1-35333))
4.1	Registration Rights Agreement, dated as of November 8, 2011, by and between Enduro Resource Partners LLC and Enduro Royalty Trust. (Incorporated herein by reference to Exhibit 10.3 to the Trust’s Current Report on Form 8-K filed on November 8, 2011 (File No. 1-35333))
4.2	Amendment No. 1 to Registration Rights Agreement, dated as of November 8, 2012, by and between Enduro Resource Partners LLC and Permianville Royalty Trust. (Incorporated herein by reference to Exhibit 4.2 to the Trust’s Annual Report on Form 10-K for the year ended December 31, 2012 (File no. 1-35333))
4.3	Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934. (Incorporated herein by reference to Exhibit 4.3 to the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019 (File no. 1-35333))
5.1	Opinion of Richards, Layton & Finger, P.A. relating to the validity of the Trust Units.
5.2	Opinion of Kirkland & Ellis LLP.
8.1	Opinion of Kirkland & Ellis LLP relating to tax matters.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Weaver and Tidwell, L.L.P.
23.3	Consent of Richards, Layton & Finger, P.A. (contained in Exhibit 5.1).
23.4	Consent of Kirkland & Ellis LLP (contained in Exhibit 5.2 and Exhibit 8.1).

Exhibit Number	Description
23.5	Consent of Cawley, Gillespie & Associates, Inc.
24.1	Powers of Attorney (included on the signature pages).
107	Filing Fee Table.

*
To be filed by amendment or as an exhibit to a Current Report on Form 8-K of the Trust.

(b)
Financial Statement Schedules.

No financial statement schedules are required to be included herewith or they have been omitted because the information required to be set forth therein is not applicable.
Item 17.   Undertakings.
(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering:

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)
The undersigned registrant hereby undertakes:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus or any prospectus supplement filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus or prospectus supplement filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus or prospectus supplement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 22, 2022.
PERMIANVILLE ROYALTY TRUST
By:
THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A., AS TRUSTEE

By:
/s/ Sarah Newell

Sarah Newell
Vice President

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 22, 2022.
COERT HOLDINGS 1 LLC
By:
/s/ Matthew Rymer

Matthew Rymer
Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Manager
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Matthew Rymer, or either of them, with full power to act alone, his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on June 22, 2022 in the capacities indicated.
Signature	Title
/s/ Matthew Rymer Matthew Rymer	(Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Manager)
/s/ Nick Renwick Nick Renwick	Manager
/s/ Daniel Mizrachi Daniel Mizrachi	Manager